[JOHNSON CATO & ASOCIADOS LETTERHEAD]

Caracas, January 6, 2004.

Minister of Finance
Ministry of Finance
Avenida Urdaneta,
Esquina de Carmelitas,
Edificio Sede del Ministerio de Finanzas,
Oficina Nacional de Crédito Público, Piso 9,
Caracas, Venezuela

Re:	The Bolivarian Republic of Venezuela Post Effective Amendment No. 2 to Registration Statement No.333-9186

Dear Sir:

     We have acted as special Venezuelan counsel to the Bolivarian Republic of Venezuela (the “Republic” or “Venezuela”) in connection with the above-referenced Registration Statement, as amended (the “Registration Statement”) including the Prospectus and the Prospectus Supplement, each of which constitutes a part thereof, and the forms of the Underwriting Agreement and the Fiscal Agency Agreement, as amended, filed as exhibits 4(1), 4(2) and 4(3), respectively, thereto (the “Agreements”), pursuant to which Venezuela proposes to issue and sell certain debt securities (the “Global Bonds”).

     The issuance of the Global Bonds has been authorized by the National Executive of the Bolivarian Republic of Venezuela pursuant to the Organic Financial Administration Public Sector Law, the Special Annual Indebtedness Law for Fiscal Year 2004, the approval of the Permanent Finance Committee of Venezuelan National Assembly N° 1429 dated December 3, 2003 and the approval of the Vice-President of the Republic in consultation with the Council of Ministers N° 314 dated December 9, 2003, and the non-binding opinion of the Central Bank under number GOI-DPI-DA-347, dated November 27, 2003.

     It is our opinion that when the Global Bonds have been duly authorized, executed and delivered by Venezuela and authenticated pursuant to the Agreements, the Global Bonds will constitute valid and legally binding obligations of Venezuela under and with respect to the present laws of Venezuela.

Minister of Finance
January 6, 2004

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the heading “Validity of the Global Bonds” in the Registration Statement. In given the foregoing consent, we don not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Carlos Eduardo Cato C.	/s/ John M. Johnson Fischel

CARLOS EDUARDO CATO C. Partner	JOHN M. JOHNSON FISCHEL Partner